Exhibit 5.1

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153

August 29, 2008
EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591

Ladies and Gentlemen:

We have acted as counsel to EpiCept Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3, File No. 333- , dated the date hereof (the “Registration Statement”), as amended, under the Securities Act of 1933, as amended, relating to the registration of (i) up to 4,821,762 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon exercise of a Common Stock Warrant, dated as of June 23, 2008 (the “Warrant”) and (ii) up to 3,689,320 shares of the Company’s Common Stock (the “Conversion Shares”), issuable upon conversion of a portion of a note pursuant to the Second Amendment to the Loan and Security Agreement, dated as of June 23, 2008 (the “Amendment”).

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Third Amended and Restated Certificate of Incorporation of the Company, (ii) the Registration Statement, (iii) the prospectus contained within the Registration Statement (the “Prospectus”), (iv) the Warrant, (v) the Amendment and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that has not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company in the Warrant and the Amendment.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (i) the Warrant Shares, when issued in accordance with the Warrant, are duly authorized, validly issued, fully paid and nonassessable, (ii) the Conversion Shares, when issued in accordance with the Amendment, will be duly authorized, validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/  Weil, Gotshal & Manges LLP